Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 2

to Prospectus Dated May 10, 2006

Embarq Corporation

Restricted Shares of Common Stock

Restricted Stock Units and

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated May 10, 2006 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off of from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated May 23, 2006.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 11 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 23, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2006

EMBARQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5454 W. 110th Street, Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 323-4637

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2006, the compensation committee (the “Committee”) of the board of directors of Embarq Corporation (“Embarq”) approved the grant of a total of 813,542 restricted stock units (“RSUs”) to 4,402 executive officers and other employees of Embarq who held outstanding stock options granted by Sprint Nextel Corporation (“Sprint Nextel”) that were converted to Embarq options in connection with Embarq’s separation from Sprint Nextel as required under the Employee Matters Agreement between Sprint Nextel and Embarq dated as of May 17, 2006.

The RSUs were granted to these employees under Embarq’s 2006 Equity Incentive Plan (the “Plan”). The Committee approved an aggregate grant of 275,531 RSUs to the executive officers of Embarq as follows:

Name / Title	Number of RSUs
Daniel R. Hesse, Chairman of the Board, President and Chief Executive Officer	45,218

Gene M. Betts, Chief Financial Officer	22,222

William R. Blessing, Senior Vice President— Corporate Strategy & Development	12,164

Harrison S. Campbell, President—Consumer Markets	10,347

William E. Cheek, President—Wholesale Markets	8,019

Melanie K. Coleman, Controller	3,080

Michael B. Fuller, Chief Operating Officer	100,152

Thomas A. Gerke, General Counsel-Law and External Affairs	33,306

E.J. Holland, Jr., Senior Vice President— Human Resources	12,539

Thomas J. McEvoy, President—Business Markets	19,941

Leslie H. Meredith, Treasurer	8,543

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The three-year time vested RSUs generally are designed to enhance employee productivity, morale and retention in connection with employees’ transfer of employment from Sprint Nextel to Embarq and to increase equity ownership interests in Embarq, thereby further aligning the interests of stockholders and employees. The RSUs are also intended to address employee expectations regarding fair economic treatment related to their transfer of employment from Sprint Nextel to Embarq and to allow Embarq to obtain a release of potential employment-related claims associated with such transfer.

An RSU entitles the holder to receive from Embarq either one share of Embarq stock at a particular date in the future or an amount of cash equal to the market value of one share of Embarq stock on such future date. An RSU represents a contractual right between the holder and Embarq and does not give the holder a preferred claim to any particular assets or shares of Embarq. The number and class of shares required to be delivered under each RSU is subject to adjustment for certain capital events involving Embarq’s stock. In addition, each RSU gives the holder the right to receive cash dividend equivalents equal in value to those dividends paid on Embarq common stock.

The other material terms of the RSUs granted by the Committee are as follows:

•	The RSUs will vest in equal annual installments over a 3-year period from the RSU Grant Date (1/3 each year).

•	As additional independent consideration for the grant of the RSUs, Embarq will receive from each recipient of the RSUs a release of potential employment-related claims associated with the separation of Embarq from Sprint Nextel.

•	If the RSU holder voluntarily resigns or the RSU holder’s employment is terminated by Embarq with or without cause before all or a portion of the RSUs vests, the unvested RSUs will be forfeited on the effective date of the termination of employment.

•	If the RSU holder dies or becomes disabled before all or a portion of the RSUs vest, all of the unvested RSUs will vest and be paid upon the holder’s death or the date the holder is determined to be disabled.

•	If an RSU has been outstanding for at least one year, the RSU will vest when the holder attains age 65. If the RSU has not been outstanding for at least one year but the holder is age 65 or older, the RSU will vest on the first anniversary of the Grant Date.

•	If Embarq experiences a “Change in Control” as defined in the Plan, and a holder’s employment is terminated by Embarq for a reason other than for cause, then all of the unvested RSUs which have been outstanding for at least one year will vest and become payable on the effective date of such holder’s termination of employment. Certain employees, including certain executive officers, of Embarq have employment or severance agreements under which the vesting of outstanding RSUs following a Change in Control would accelerate if the employee resigns for a “Good Reason,” as defined under the employment or severance agreement.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Special Equity Award Agreement for Individuals with Employment or Severance Agreements

10.2	Form of Special Equity Award Agreement for Individuals without Employment or Severance Agreements

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARQ CORPORATION

Date: May 23, 2006	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Special Equity Award Agreement for Individuals with Employment or Severance Agreements

10.2	Form of Special Equity Award Agreement for Individuals without Employment or Severance Agreements

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